Exhibit 5.1

AVOCATS AU BARREAU DE PARIS

2, RUE SAINT-FLORENTIN • 75001 PARIS

TELEPHONE: (0)1.56.59.39.39 • FACSIMILE: (0)1.56.59.39.38 • TOQUE J 001

PARTNERSHIP CONSTITUEE SELON LE DROIT DE L’OHIO, USA

WWW.JONESDAY.COM

September 29, 2017

Talend S.A.

9, rue Pages

92150 Suresnes

France

Re:  Registration Statement on Form F-3 filed by Talend S.A.

Ladies and Gentlemen:

We are acting as special French counsel for Talend S.A., a French société anonyme (the “Company”) in connection with:

(A) the authorization of the possible issuance and sale from time to time, on a delayed basis, by the Company of an indeterminate amount of (i) ordinary shares of the Company (the “Ordinary Shares”); (ii) preferred shares of the Company (the “Preferred Shares”); (iii) warrants to purchase Ordinary Shares and/or Preferred Shares (the “Warrants”); (iv) debt securities of the Company (the “Debt Securities”); or (v) units of the Company (the “Units”, and together with the Ordinary Shares, the Preferred Shares, the Warrants and the Debt Securities, the “Securities”), and

(B) the possible public offering and sale by certain selling shareholders of the Company (the “Selling Shareholders”) of up to 10,528,483 American Depositary Shares (the “ADSs”), each representing one ordinary share of the Company with a nominal value of €0.08 per share (the “Underlying Shares”), in each case as contemplated by the Registration Statement on Form F-3 as filed by the Company with the United States Securities and Exchange Commission (the “Commission”) to which this opinion is filed as an exhibit (as the same may be amended from time to time, the “Registration Statement”).

The Securities may be offered and sold from time to time pursuant to Rule 415 under the Securities Act of 1933 (the “Securities Act”).

In connection with the opinions expressed herein, we have examined such documents, records and matters of law as we have deemed relevant or necessary for purposes of such opinions. Based on the foregoing, and subject to the further limitations, qualifications and assumptions set forth herein, we are of the opinion that:

1.                                      The Ordinary Shares, when (a) the extraordinary shareholders’ meeting of the Company and, as the case may be, the Board of Directors of the Company (the “Board”), and/or the meeting of any holders of a specific category of securities of the Company, have taken all necessary corporate action to approve the issuance of, and establish the terms of, the offering of the Ordinary Shares and related matters, and (b) issued, sold and delivered in the manner and for the consideration stated in

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the applicable definitive purchase, underwriting, placement or similar agreement approved by the Board, as the case may be, upon payment of the consideration provided therein to the Company, will be validly issued, fully paid and non-assessable.

2.                                      The Preferred Shares, when (a) the extraordinary shareholders’ meeting of the Company and, as the case may be, the Board and/or the meeting of any holders of a specific category of securities of the Company, have taken all necessary corporate action to authorize and approve the issuance of, and establish the terms of, the offering of Preferred Shares and related matters, and (b) issued, sold and delivered in the manner and for the consideration stated in the applicable definitive purchase, underwriting, placement or similar agreement approved by the Board, as the case may be, upon payment of the consideration provided therein to the Company, will be validly issued, fully paid and non-assessable.

3.                                      The Warrants, when (a) the extraordinary shareholders’ meeting of the Company and, as the case may be, the Board and/or the meeting of any holders of a specific category of securities of the Company, have taken all necessary corporate action to approve the issuance of and establish the terms of such Warrants, the terms of the offering of the Warrants and related matters, and (b) issued, sold and delivered in the manner and for the consideration stated in the applicable definitive purchase, underwriting, placement or similar agreement approved by the Board as the case may be, and upon payment of the consideration approved by the Board, the Warrants will be validly issued.

4.                                      The Units (to the extent they are a combination of Ordinary Shares, Preferred Shares and/or Warrants), when (a) the extraordinary shareholders’ meeting of the Company and, as the case may be, the Board and/or the meeting of any holders of a specific category of securities of the Company, have taken all necessary corporate action to approve the issuance of and establish the terms of such Units, the terms of the offering of the Units and related matters, and (b) issued, sold and delivered in the manner and for the consideration stated in the applicable definitive purchase, underwriting, placement or similar agreement approved by the Board as the case may be, and upon payment of the consideration approved by the Board, the Units will be validly issued.

5.                                      Taking into account the provisions of French law which we consider applicable, the Debt Securities and the Units (to the extent such Units are a combination of Securities including Debt Securities), when, as may be required under French law, the extraordinary shareholders’ meeting of the Company, the Board, the chief executive officer (directeur général) and/or the meeting of any holders of a specific category of securities of the Company, have taken all necessary corporate action to approve their issuance, the Debt Securities or such Units will be validly authorized.

6.                                      The Underlying Shares are validly issued, fully paid and non-assessable.

In rendering the foregoing opinion, we have assumed that (i) the Registration Statement, and any amendments thereto, will have become effective under the Securities Act (and will remain effective at the time of issuance of any Securities thereunder); (ii) a prospectus supplement describing each class and/or series of Securities offered and/or the terms of the offering of ADSs, in each case, pursuant to the Registration Statement, to the extent required by applicable law and the relevant rules and regulations of the Commission, will be timely filed with the Commission; (iii) the resolutions authorizing the Company to issue, offer and sell the Securities as adopted by the extraordinary shareholders’ meeting, the Board and/or the chief executive officer (directeur général), as applicable, will be in full force and effect at all times at which the Securities are issued, offered or sold by the Company; (iv) the definitive terms of the Securities will have been established in accordance with the authorizing resolutions adopted by the extraordinary shareholders’ meeting, the Board and/or the chief executive officer (directeur général), as applicable, the Company’s By-laws and applicable law; (v) the Company will issue and deliver the Securities in the manner contemplated in the Registration Statement and the amount of Securities issued will remain within the limits of the then authorized but unissued amounts of such Securities; (vi) the Selling Shareholders will offer and sell the ADSs, each representing one Underlying Share, in compliance with the terms and conditions of the underwriting agreement to be entered into by and among the Company, the relevant Selling Shareholders and the relevant underwriters, the Company’s By-laws and applicable law; (vii) all Securities will be issued and the ADSs will be sold in compliance with applicable securities and corporate law and, in particular, all Debt Securities will be issued in compliance with applicable United States laws; (viii) any indenture setting forth the terms and conditions of Debt Securities and any underwriting agreement setting forth the terms and conditions of the sale of ADSs, in each case, will be governed by and construed in accordance with the laws of the State of New York; and (ix) any underwriting agreement, deposit agreement, warrant agreement, indenture agreement, purchase contract agreement or similar agreement will constitute a valid and binding obligation of each party thereto other than the Company.

As to facts material to the opinions and assumptions expressed herein, we have relied upon written statements and representations of officers and other representatives of the Company. We are members of the Paris bar and this opinion is limited to the laws of the Republic of France. This opinion is subject to the sovereign power of the French courts to interpret the facts and circumstances of any adjudication. This opinion is given on the basis that it is to be governed by, and construed in accordance with, the laws of the Republic of France and we express no opinion as to the effect of the laws of any other jurisdiction, including in particular the laws of the State of New York or any other laws of the United States.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to Jones Day under the caption “Legal Matters” in the prospectus constituting a part of such Registration Statement.  In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Jones Day